Exhibit 99.1

Codexis Reports Fourth Quarter and Fiscal Year 2024 Financial Results

Total revenue of $59.3 million for the fiscal year ended December 31, 2024

Expect double digit growth for total revenue in 2025

2025 to demonstrate acceleration of commercial growth through double-stranded RNA ligase and GLP-grade siRNA material; expect to secure GMP scale-up partner

REDWOOD CITY, Calif., February 27, 2025 — Codexis, Inc. (NASDAQ: CDXS), a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, today announced financial results for the fourth quarter and year ended December 31, 2024, and provided a business update.

“Throughout 2024, we continued to execute our strategy to advance the ECO Synthesis™ platform, and we have proven the technical viability of our new approach through collaborations with multiple partners. Our groundbreaking data presentations at the TIDES Europe annual meeting in November generated considerable interest from potential partners leading to several additional feasibility studies that have been successfully completed. Now, with the commissioning of our ECO Synthesis™ Innovation Lab we are ready to convert ongoing collaborations into formal revenue-generating contracts,” said Stephen Dilly, MBBS, PhD, Chairman and Chief Executive Officer at Codexis. “As we look to the year ahead, we will be focused on delivering a wide array of services to siRNA innovators, which includes fulfilling additional double-stranded RNA ligase orders, providing analytical services and GLP-grade siRNA material through the ECO Innovation Lab and securing a GMP scale-up partner.”

Recent Business Highlights

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In February 2025, Codexis appointed Arthur Levin, PhD, to its Strategic Advisory Board. Dr. Levin has three decades of experience developing oligonucleotides and is a founding member of Avidity Biosciences, a biopharmaceutical company committed to delivering a new class of RNA therapeutics called antibody oligonucleotide conjugates.

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Codexis appointed Christos Richards and Raymond De Vré, PhD, to its Board of Directors in January 2025 and November 2024, respectively. Mr. Richards has over 30 years of global executive advisory and search experience for the biopharmaceutical and healthcare industry. Dr. De Vré brings over 20 years of executive-level experience across the commercial and regulatory landscape of oligonucleotide manufacturing to Codexis.

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In December 2024, the Company completed the build out of its ECO Synthesis™ Innovation Lab. Through this facility, Codexis can provide customers with analytical and process development services and plans to supply their GLP-grade siRNA material.

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In November 2024, Codexis unveiled pioneering enzymatic synthesis data at the TIDES Europe annual meeting, making the Company the first to demonstrate four routes of synthesis for an approved siRNA therapeutic asset. Utilizing its proprietary Enzyme Catalyzed Oligonucleotide (ECO) Synthesis™ manufacturing platform and toolbox, Codexis successfully completed the end-to-end enzymatic synthesis of inclisiran and demonstrated similar outcomes utilizing three routes of enzymatic ligation to produce the same therapeutic asset. During the presentations, Codexis also announced the completion of feasibility studies with Bachem, a leading manufacturer of siRNA therapeutics, as well as a major siRNA drug innovator.

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In October 2024, Codexis announced the appointments of Georgia Erbez to Chief Financial Officer and Alison Moore, PhD, to the newly created role of Chief Technical Officer. Ms. Erbez is a seasoned financial executive who most recently served as Chief Operating Officer at Walking Fish Therapeutics. Dr. Moore is the former Chief Technical Officer of Allogene Therapeutics and joined the Codexis management team after serving four years on the Company’s Board of Directors.

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In October 2024, Codexis announced the Company licensed a genomics life science enzyme portfolio to Alphazyme, LLC, part of Maravai LifeSciences. The agreement includes licenses for the HiFi DNA Polymerase, HiTemp Reverse Transcriptase, HiRev Isothermal Polymerase and other enzymes that were in development directed towards genomics and diagnostics applications prior to the Company’s strategic shift announced in July 2023. Under the terms of the agreement, Codexis is eligible to receive sales-based royalties.

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In September 2024, Codexis increased its cash reserves through capital raises totaling $31 million via the Company’s existing at-the-market (ATM) facility. The expanded funds provide the Company with a path to cash flow positivity, anticipated by the end of 2026.

Upcoming Milestones

•	Codexis intends to sign its first development contract for its ECO Synthesis™ manufacturing services in the first half of 2025.

•	Codexis expects to achieve pilot scale production of GLP-grade siRNA material using the ECO Synthesis™ Innovation Lab in 2025.

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The Company anticipates hosting presentations at the 2025 TIDES USA and TIDES Europe annual meetings, where it plans to present purity and yield data demonstrating that the ECO Synthesis™ platform performs equivalent to or better than phosphoramidite chemistry. Codexis also expects to demonstrate an expansion of its ECO Synthesis™ platform capabilities to include additional modified nucleotides.

•	Codexis expects to sign a GMP scale-up partner by the end of 2025 to enable larger scale clinical and commercial siRNA production.

Fiscal Year 2024 Financial Highlights

•

Total revenues decreased by 4% to $59.3 million for fiscal year 2024 compared to $62.0 million for fiscal year 2023, excluding enzyme sales related to PAXLOVID™. Including 2023 enzyme sales related to PAXLOVID™, total revenues were $70.1 million for fiscal year 2023.

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Product revenues increased by 6% to $36.8 million for fiscal year 2024 compared to $34.8 million for fiscal year 2023, excluding enzyme sales related to PAXLOVID™. Including 2023 enzyme sales related to PAXLOVID™, product revenues were $42.9 million for fiscal year 2023.

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R&D revenues for fiscal year 2024 were $22.6 million compared to $27.2 million for fiscal year 2023; the decrease was primarily due to lower non-recurring items, including for Biotherapeutics programs that the Company previously discontinued, and lower R&D fees from existing collaboration agreements, partially offset by higher revenue from licensing agreements entered into in 2024.

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Product gross margin was 56% for fiscal year 2024 compared to 63% for fiscal year 2023, excluding enzyme sales related to PAXLOVID™. The decrease was largely due to product mix. Including 2023 enzyme sales related to PAXLOVID™, product gross margin for fiscal year 2023 was 70%.

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R&D expenses for fiscal year 2024 were $46.3 million compared to $58.9 million for fiscal year 2023; the decrease was primarily driven by a decrease in costs associated with lower headcount, a decrease in outside services related to manufacturing and regulatory expense, and a decrease in lease costs due to assignment of the San Carlos facility lease in 2023.

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Selling, General & Administrative expenses for fiscal year 2024 were $55.1 million compared to $53.3 million for fiscal year 2023; the increase was primarily due to higher stock-based compensation expenses and higher fees for outside services related to recruiting and consultants, partially offset by lower payroll-based expenses.

•	The net loss for fiscal year 2024 was $65.3 million, or $0.89 per share, compared to a net loss of $76.2 million, or $1.12 per share, for fiscal year 2023.

•	As of December 31, 2024, the Company had $73.5 million in cash, cash equivalents and short-term investments.

Fourth Quarter 2024 Financial Highlights

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Total revenues increased by 17% to $21.5 million for fourth quarter 2024 compared to $18.4 million in fourth quarter 2023, excluding enzyme sales related to PAXLOVID™. Including 2023 enzyme sales related to PAXLOVID™, total revenues were $26.6 million for fourth quarter 2023.

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Product revenues were $9.8 million for fourth quarter 2024 compared to $9.9 million in fourth quarter 2023, excluding enzyme sales related to PAXLOVID™. Including 2023 enzyme sales related to PAXLOVID™, product revenues were $18.1 million for fourth quarter 2023.

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R&D revenues for fourth quarter 2024 were $11.6 million compared to $8.5 million in fourth quarter 2023. The increase was primarily due to Pfizer applying the last portion of the retainer fee toward signing a new, longer-term agreement to provide Codexis with future revenue opportunities.

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Product gross margin was 63% for fourth quarter 2024 compared to 71% in fourth quarter 2023, excluding enzyme sales related to PAXLOVID™. The decrease in gross margin was largely due to product mix. Including 2023 enzyme sales related to PAXLOVID™, product gross margin was 84% for fourth quarter 2023.

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R&D expenses for fourth quarter 2024 were $12.1 million compared to $11.2 million in fourth quarter 2023; the increase was primarily driven by an increase in lab supplies and outside services related to manufacturing.

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Selling, General & Administrative expenses for fourth quarter 2024 were $13.0 million compared to $12.2 million in fourth quarter 2023; the increase was primarily due to costs associated with executive departures.

•	The net loss for fourth quarter 2024 was $10.4 million, or $0.13 per share, compared to a net loss of $7.2 million, or $0.10 per share, for fourth quarter 2023.

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2025 Financial Guidance

Codexis is introducing financial guidance for 2025, as follows:

•	Total revenues are expected to be in the range of $64 million to $68 million.

•	Codexis expects that its existing cash, cash equivalents and short-term investments will be sufficient to fund its planned operations through positive cash flow, expected by the end of 2026.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 pm ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company website at www.codexis.com/investors. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers.

A telephone recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of the Company website for at least 90 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, leveraging its proprietary CodeEvolver® technology platform to discover, develop and enhance novel, high-performance enzymes. Codexis enzymes solve for real-world challenges associated with small molecule and nucleic acid therapeutics manufacturing. The Company is currently developing its proprietary ECO Synthesis™ manufacturing platform to enable the scaled manufacture of RNAi therapeutics through an enzymatic route. Codexis’ unique enzymes can drive improvements such as higher yields, reduced energy usage and waste generation, improved efficiency in manufacturing and greater sensitivity in genomic and diagnostic applications. For more information, visit https://www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management, including but not limited to statements regarding anticipated milestones, including product launches, technical milestones, data releases and public announcements related thereto; whether Codexis will be able to, and the timing of it entering into revenue-generating development contracts with customers regarding its ECO Synthesis™ manufacturing platform; its ability to enter into an agreement with a GMP scale-up partner regarding its ECO Synthesis™ manufacturing platform in 2025; Codexis achieving pilot scale production of GLP-grade siRNA material using the ECO Synthesis™ Innovation Lab in 2025; Codexis’ expectations regarding 2025 product revenues, R&D revenues and gross margin on product revenue, as well as its ability to fund planned operations through the end of 2026; Codexis’ ability to achieve positive cash flow around the end of 2026; potential receipt by Codexis of certain royalty payments pursuant to its recent license agreement with Alphazyme; the potential of the ECO Synthesis™

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manufacturing platform, including its ability to be broadly utilized and to enable commercial-scale manufacture of RNAi therapeutics through an enzymatic route; and expectations regarding future demand for dsRNA. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; if any of its collaborators terminate their development programs under their respective license agreements with Codexis; Codexis may need additional capital in the future in order to expand its business; if Codexis is unable to successfully develop new technology such as its ECO Synthesis™ manufacturing platform and dsRNA ligase; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; if Codexis is unable to develop and commercialize new products for its target markets; if competitors and potential competitors who have greater resources and experience than Codexis develop products and technologies that make Codexis’ products and technologies obsolete; Codexis’ ability to comply with debt covenants under its loan facility; if Codexis is unable to accurately forecast financial and operational performance; and market, political and economic conditions may negatively impact Codexis business, financial condition and share price. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on or about the date hereof, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Codexis’ results for the year and quarter ended December 31, 2024, are not necessarily indicative of our operating results for any future periods.

For More Information

Investor Contact

Carrie McKim

(336) 608-9706

ir@codexis.com

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Product revenue	$9,818	$18,099	$36,786	$42,906
Research and development revenue	11,642	8,462	22,559	27,237

Total revenues	21,460	26,561	59,345	70,143
Costs and operating expenses:
Cost of product revenue	3,654	2,861	16,288	12,809
Research and development	12,099	11,234	46,263	58,885
Selling, general and administrative	13,049	12,184	55,148	53,250
Restructuring charges	—	—	—	3,284
Asset impairment and other charges	—	—	165	9,984

Total costs and operating expenses	28,802	26,279	117,864	138,212

Loss from operations	(7,342)	282	(58,519)	(68,069)
Interest income	940	906	3,670	4,172
Interest and other expense, net	(3,970)	(8,345)	(10,393)	(12,274)

Loss before income taxes	(10,372)	(7,157)	(65,242)	(76,171)
Provision for income taxes	4	35	34	69

Net loss	$(10,376)	$(7,192)	$(65,276)	$(76,240)

Net loss per share, basic and diluted	$(0.13)	$(0.10)	$(0.89)	$(1.12)
Weighted average common stock shares used in computing net loss per share, basic and diluted	81,300	69,500	73,408	68,131

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In Thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$19,264	$65,116
Restricted cash, current	503	519
Short-term investments	54,194	—
Financial assets:
Accounts receivable	11,920	10,036
Contract assets	4,375	815
Unbilled receivables	2,751	9,142

Total financial assets	19,046	19,993
Less: allowances	(162)	(65)

Total financial assets, net	18,884	19,928
Inventories	1,799	2,685
Prepaid expenses and other current assets	4,128	5,218

Total current assets	98,772	93,466
Restricted cash	1,062	1,062
Investment in non-marketable equity securities	2,798	9,700
Right-of-use assets - Operating leases, net	28,700	13,137
Property and equipment, net	14,197	15,487
Goodwill	2,463	2,463
Other non-current assets	1,019	1,246

Total assets	$149,011	$136,561

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,838	$5,947
Accrued compensation	11,410	11,246
Other accrued liabilities	6,223	4,735
Current portion of lease obligations - Operating leases	2,827	3,781
Deferred revenue	350	10,121

Total current liabilities	23,648	35,830
Deferred revenue, net of current portion	100	640
Long-term lease obligations - Operating leases	28,163	12,243
Long-term debt	28,905	—
Other long-term liabilities	1,268	1,233

Total liabilities	82,084	49,946
Stockholders’ equity:
Common stock	8	7
Additional paid-in capital	629,673	584,138
Accumulated other comprehensive income (loss)	52	—
Accumulated deficit	(562,806)	(497,530)

Total stockholders’ equity	66,927	86,615

Total liabilities and stockholders’ equity	$149,011	$136,561

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